Exhibit 5.1

December 16, 2005

Telesp Celular Participações S.A.

Avenida Roque Petroni Junior, 1.464,4.º andar

São Paulo, SP, Brazil

Ladies and Gentlemen,

We have acted as Brazilian counsel to Telesp Celular Participações S.A. (“TCP”) in connection with a proposed merger of 100% of the shares of Tele Centro Oeste Celular Participações S.A. (“TCO”) (“Merger of Shares”) and the merger of Tele Sudeste Participações S.A (“TSD”), Tele Leste Celular Participações S.A (“TLE”) and Celular CRT Participações S.A (“CRT”) (“Merger of the Companies”) and the related filing by TCP on December 16, 2005 of the Registration Statement on Form F-4 (“TCP Form F-4”) with the U.S. Securities and Exchange Commission in connection with the issuance of shares by TCP under the Merger of Shares and the Merger of the Companies.

We hereby confirm that after the approval of the Merger of Shares and the Merger of the Companies by the special shareholders’ meetings of TCP, TCO, TSD, TLE and CRT, the registration of the minutes of such meetings with the competent Brazilian board of trades and the publication of such minutes as required under Brazilian law, the shares to be issued by TCP under the Merger of Shares and under the Merger of the Companies will be validly issued, fully paid in and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the TCP Form F-4 and to any related supplemental registration statement filed pursuant to the rules applicable thereto and to the reference to our name under the caption “Legal Matters” (Part Eight) of the TCP Form F-4.

Very truly yours,

/s/ Machado, Meyer, Sendacz e Opice Advogados